SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ENTEGRIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 13, 2004

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders to be held at Oak Ridge Conference Center, 1 Oak Ridge Drive, Chaska, Minnesota, commencing at 3:30 p.m. on Tuesday, January 18, 2005.

The Secretary’s formal notice of the meeting and the Proxy Statement are enclosed and describe the matters to come before the meeting. During the meeting, we will review the activities of the past year and report on the status of the Company’s business.

On behalf of the Board of Directors and the Entegris management team, we hope that you will be able to attend the meeting in person, and we look forward to seeing you. Even if you are unable to attend the meeting, it is important that your shares are represented and voted at the Annual Meeting. In either case, please mark, date and sign the enclosed proxy and return it promptly in the accompanying envelope or call the toll-free number indicated on the proxy.

We look forward to seeing you at the 2005 Annual Meeting of Shareholders.

Sincerely,

Stan Geyer
Chairman of the Board

ENTEGRIS, INC.

3500 Lyman Boulevard

Chaska, Minnesota 55318

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on January 18, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ENTEGRIS, INC. will be held at Oak Ridge Conference Center, 1 Oak Ridge Drive, Chaska, Minnesota at 3:30 p.m. on Tuesday, January 18, 2005 for the following purposes:

1.	To elect five directors for a one-year term;

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2005;

3.	To approve an amendment to the Entegris, Inc. 1999 Long-term Incentive and Stock Option Plan (the 1999 Plan) to prohibit the repricing of stock options once awarded;

4.	To approve an amendment to the Entegris, Inc. Outside Directors’ Stock Option Plan to allow the grant of restricted stock awards; and

5.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors fixed November 23, 2004 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed proxy in the postage-paid envelope provided, call the toll-free number indicated on the proxy card, or use the Internet voting procedure. The proxy may be revoked by you at any time and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors,

John D. Villas
Secretary

Chaska, Minnesota

December 13, 2004

PROXY STATEMENT

The enclosed proxy is being solicited on behalf of the Board of Directors of Entegris, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on January 18, 2005. Only shareholders of record at the close of business on November 23, 2004 will be entitled to notice of and to vote at the meeting. A shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. Proxies in the accompanying form, which are properly executed, duly returned and not revoked will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows: (i) in favor of the election as directors of the five nominees described herein for a one-year term; (ii) in favor the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2005; (iii) in favor of an amendment to the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan to prohibit the repricing of stock options once awarded; (iv) in favor of an amendment to the Entegris, Inc. Outside Directors’ Stock Option Plan to allow the grant of restricted stock awards to outside directors; and (v) in the discretion of the persons named in the proxy as to such other matters as may properly come before the meeting, or any adjournment, as to which the Company did not have knowledge prior to December 13, 2004.

If an executed proxy is returned and the shareholder has voted “withhold” or “abstain” on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered represented at the meeting for purposes of determining a quorum but not represented at the meeting for purposes of calculating the vote with respect to such matter or matters.

The address of the Company is 3500 Lyman Boulevard, Chaska, Minnesota 55318. The telephone number is (952) 556-3131. The mailing of this proxy statement and form of proxy to shareholders will commence on or about December 13, 2004.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

On November 23, 2004, there were 73,753,490 shares of common stock, par value $.01, issued and outstanding. Each share is entitled to one vote. The following table sets forth information concerning beneficial ownership of common stock of the Company by persons who are known by the Company to own more than 5% of the outstanding voting stock of the Company on November 23, 2004. Unless otherwise indicated, all shares represent sole voting and investment power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
WCB Holdings LLC (2) 950 Lake Drive Chaska, Minnesota 55317	13,865,608	18.8%

GreatBanc Trust Company as Trustee of the Entegris, Inc. Employee Stock Ownership Plan (3) 1301 W. 22nd Street Suite 800 Oak Brook, IL 60523-2120	6,191,953	8.4%

Cooke & Bieler, Inc. (4) 1700 Market Street, #3222 Philadelphia, PA 19103-3952	4,624,330	6.3%

James E. Dauwalter (5) 3500 Lyman Boulevard Chaska, Minnesota 55318	4,373,044	5.7%

Royce & Associates (6) 1414 Avenue of the Americas New York, NY 10019-2578	3,660,500	5.0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 73,753,490 common shares outstanding as of November 23, 2004.
(2)	The estate of Wayne C. Bongard holds approximately 48% of the voting interest of WCB Holdings LLC and the remainder of the voting interest is held by various trusts for children and grandchildren of Wayne C. Bongard. James A. Bernards, a director of the Company, is a manager of WCB Holdings LLC and controls the estate of Wayne C. Bongard as personal representative and serves as trustee for one or more of the trusts. Mr. Bernards disclaims beneficial ownership of the Entegris shares held by WCB Holdings LLC.
(3)	Each participant in the Entegris, Inc. Employee Stock Ownership Plan (ESOP) has voting rights on significant matters. No individual ESOP account holds more than 5% of our outstanding shares.
(4)	With respect to the information reported related to Cooke & Bieler, Inc. (Cooke), the Company has relied upon the information provided by Cooke in its Schedule 13F filing with respect to information as of September 30, 2004. Cooke serves as an institutional investment manager, which hold our common shares in the ordinary course of business. Cooke exercises sole investment discretion over 4,582,230 shares and shared investment discretion over 42,100 shares. Of the shares reported, Cooke has sole voting power with respect to 2,083,165 shares and no voting authority with respect to 2,541,165 shares.
(5)	Includes 355,002 shares held directly, of which 37,917 were issued pursuant to a restricted stock grant and are subject to forfeiture if certain obligations such as continued employment are not met; 111,633 held by family members; 251,861 shares allocated to Mr. Dauwalter’s individual account under the ESOP; 2,818,418 shares held in family trust, foundations and other entities; and an aggregate of 836,130 shares subject to stock options exercisable within 60 days.
(6)	With respect to the information reported related to Royce & Associates (Royce), the Company has relied upon the information provided by Royce in its Schedule 13F filing with respect to information as of September 30, 2004. Royce serves as an institutional investment manager, which hold our common shares in the ordinary course of business. Royce exercises sole investment discretion and voting power over all shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, certain officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on its review of the copies of such reports received by it, or on representations from certain reporting persons, the Company believes that, during the fiscal year ended August 28, 2004, all Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2004 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	9,304,230	$7.21	7,840,576	(1) (2) (3)
Equity compensation plans not approved by stockholders	—	—	—
Total	9,304,230	7.21	7,840,576

(1)	Includes 4,010,541 shares available for issuance under the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan.
(2)	Includes 3,254,141 shares available for issuance under the Employee Stock Purchase Plan.
(3)	Includes 573,894 shares available for issuance under the Entegris, Inc. Outside Directors’ Option Plan.

The 1999 Long-Term Incentive and Stock Option Plan (1999 Plan).

Number of Shares Subject to the 1999 Plan

The 1999 Plan currently allows reserves for issuance up to 20,000,000 shares of the Company’s common stock pursuant to the exercise of options granted or shares of restricted stock purchased under such plan. As of October 31, 2004, 4,010,541 shares remained available for issuance, with an additional 2,100,000 shares reserved for issuance not yet authorized by the Board of Directors. The number of shares is subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 1999 Plan.

Administration and Duration of the 1999 Plan

Authority to administer the 1999 Plan and to grant awards rests with a committee appointed by the Board or the Board of Directors acting as a committee. The Board has delegated its authority to grant awards to any employee (including officers who are members of the Board) to the Compensation Committee.

Eligibility for Participation

Incentive stock options (ISOs) may be granted only to employees (including officers and directors who are also employees) of the Company or of a subsidiary of the Company under the 1999 Plan. All other Options may be granted under the 1999 Plan to employees, officers, consultants, independent contractors and advisors of the Company or any subsidiary or affiliate. Restricted stock awards may also be granted.

Terms of Options

Options granted to participants under the 1999 Plan may be either (a) ISOs within the meaning of Section 422 of the Revenue Code, or (b) nonqualified stock options (NSOs) as designated at the time of grant.

The exercise price of ISOs granted under the 1999 Plan may not be less than 100% of the fair market value of our common stock on the date of grant. Payment of the exercise price may be made in cash or by check or in any other manner approved by the committee and were permitted under applicable laws. The term of an option may not exceed ten years plus one day.

Generally, options granted to employees vest over periods of two or four years. Options may be made exercisable only under such conditions as the committee or its delegate may establish, such as if the optionee remains employed until a specified date, or if specified performance goals have been met. If an optionee’s employment terminates because of misconduct, such option terminates immediately. If an optionee’s employment terminates for any reason other than misconduct, the option remains exercisable for a fixed period of ninety days (twelve months in the case of an ISO option where employment has terminated because of death or disability) or a longer period to be fixed by the Committee. In no case may an option be exercised after the expiration of the option’s term. An option may be exercised by the optionee or his or her guardian or legal representative.

Terms of Restricted Stock Awards

The Committee may also grant restricted stock awards. The Committee shall determine the number of shares and terms of such restricted stock award. The restricted stock award must set forth the period of time during which the grantee must remain in continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. Generally, the restrictions lapse in four installments with each installment lapsing on the first anniversary of the grant. The restricted stock award agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the shares to forfeiture and transfer restrictions. The Committee may, in its discretion, waive all or any part of the restrictions applicable to any or all of the restricted stock awards.

Acceleration in Connection with a Change of Control

Certain participants have employment agreements which provide that if their employment is terminated for any reason other than for cause, or there is a constructive termination of their employment within one year after a Change of Control (as defined under section “Employment Agreements and Change in Control Arrangements”), all option and shares of restricted stock held by such participant become fully vested.

The Company’s Employee Stock Purchase Plan (ESPP).

Number of Shares Subject to the ESPP

The total number of shares available for distribution under the ESPP is 4,000,000. As of October 31, 2004, 3,254,139 shares remained available. The number of shares is subject to adjustment for any future stock dividends, splits, mergers, combinations, or other changes in capitalization as described in the ESPP.

Administration and Duration of the ESPP

Authority to administer the ESPP rests with the Compensation Committee.

Eligibility for Participation

Rights to participate hereunder shall be granted to employees of the Company and, as approved by the Board, its affiliates who own less than 5% of the issued and outstanding shares of stock; provided, however, that employees whose customary employment is twenty (20) hours or less per week or whose customary employment is for not more than five (5) months in any calendar year shall have no right to participate and shall not qualify as an eligible employee.

Terms of the ESPP

There are two 6 month purchase periods per year beginning on each January 1 and July 1. An eligible employee can elect to purchase up to 10% (but in no event greater than a fair market value of $25,000) of his or her recognized compensation and the Company withholds such amounts until the each of the purchase period. Unless a participant elects in writing to receive a refund under the ESPP, the amounts withheld from a participant during a purchase period are then used as of the last business day of such purchase period to purchase stock from the Company for a price equal to the lesser of (a) 85% of the fair market value of a share of stock on the first business day of the purchase period; or (b) 85% of the fair market value of a share of stock on the last business day of the purchase period.

The Company’s Outside Directors’ Option Plan (DSOP)

Number of Shares Subject to the DSOP

The DSOP currently allows reserves for issuance up to 1,000,000 shares of the Company’s common stock pursuant to the exercise of options granted under such plan. As described in Item 4 below, the Company is proposing to allow the grant of restricted stock awards as an alternative to options. As of October 31, 2004, 684,894 shares remained available for issuance. The number of shares is subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 1999 Plan.

Administration and Duration of the DSOP

Authority to administer the DSOP and to grant awards rests with the Board of Directors or a committee appointed by the Board.

Eligibility for Participation

The DSOP is only available to outside members of the Board of Directors of the Company.

Terms of Options

Initially, an outside director receives a grant of 15,000 options on the date on which such person first becomes a director, whether through election by the shareholders of the Company or appointment by the Board of Directors. Currently, on each October 15 subsequent thereto, an option for nine thousand (9,000) shares of the Company’s stock is granted to each outside Director; provided that such option is only granted to outside Directors who will continue to serve after the date of grant of such option and who have served continuously since the prior grant of such option. However, as described in Item 4 below, the Company is proposing to allow the annual grant of restricted stock awards of up to three thousand (3,000) shares of stock as an alternative to the annual 9,000 options currently awarded each October 15. Accordingly, if Item 4 is approved, the outside directors would be eligible to receive either 1) an option for 9,000 shares of the Company’s stock, or 2) a restricted stock award of up to 3,000 shares of stock on October 15 of each year.

Item 1—ELECTION OF DIRECTORS

Our current Bylaws provide that the Board of Directors must consist of no more than nine directors, and that any increase in the number of directors must be approved by the affirmative vote of a majority of the votes entitled to be cast at a shareholders’ meeting, unless the increase was approved by a majority of the board. Messrs. Gary F. Klingl, Roger D. McDaniel, Paul L. H. Olson, Brian F. Sullivan and Donald M. Sullivan are up

for reelection at the 2005 Annual Meeting of Shareholders. Messrs. James A. Bernards, James E. Dauwalter and Stan Geyer will be up for reelection at the 2006 Annual Meeting of Shareholders. Vacancies may be filled by a majority of the directors then in office, and the directors so chosen hold office until the next election of the class to which such directors belong. Entegris’ shareholders previously elected all current directors, except Messrs. Brian F. Sullivan and Donald M. Sullivan who were elected to the Board of Directors in December 2003.

In connection with last year’s Annual Meeting of Shareholders, the Board of Directors unanimously adopted resolutions, and shareholders approved, an amendment of the Company’s Bylaws to declassify the Board of Directors. The amended Bylaws call for the annual election of all directors by the Company’s 2006 Annual Meeting of Shareholders. Under the amendment, the annual election of directors is being phased in over a three-year period with directors whose terms expired in 2004 and 2005 elected to one-year terms. Directors who had been previously elected for three-year terms ending in 2006 would continue to serve out these terms so that no director previously elected to a multiyear term would have their term shortened. Consequently, under the amendment, in 2006 and thereafter, all directors will be elected to one-year terms.

On December 19, 2003, Mr. Daniel R. Quernemoen voluntarily provided the Board with written notice of his resignation as a board member, effective as of that date. In addition, Mr. Robert J. Boehlke’s whose term expired at the 2004 Annual Meeting of Shareholders did not stand for reelection and tendered his resignation coincident with the expiration of his term. As a result of the resignations of Messrs. Boehlke and Quernemoen, and the election of Messrs. Brian F. Sullivan and Donald M. Sullivan in December 2003, the number of Board members currently stands at eight.

Management has no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, does not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Unless authority is withheld, the Proxy solicited hereby will be voted “FOR” the election of Messrs. Gary F. Klingl, Roger D. McDaniel, Paul L. H. Olson, Brian F. Sullivan and Donald M. Sullivan for a one-year term expiring at the 2006 Annual Meeting of Shareholders. The affirmative vote of a majority of the shares of common stock of the Company entitled to vote and present in person or by proxy at the annual meeting is necessary to elect each nominee.

The following table sets forth certain information as to each nominee for the office of director, as well as directors whose terms of office will continue after the Annual Meeting of Shareholders is held.

Name and Principal Occupation	Age	Term Expires
James A. Bernards has been a director of Entegris since June 1999. Mr. Bernards has also been President of Facilitation, Inc., a provider of business and financial consulting services, since June 1993. Mr. Bernards was President of the accounting firm of Stirtz, Bernards & Company from May 1981 to June 1993. Mr. Bernards has been President of Brightstone Capital, Ltd., a venture capital fund manager, since 1986. He is a director of FSI International, Inc., Health Fitness Corporation, August Technology, Inc. and several private companies.	58	2006

James E. Dauwalter was appointed Chief Executive Officer in January 2001, has served as President of Entegris since June 2000 and has been a director of Entegris since June 1999. Mr. Dauwalter has also served as Chief Operating Officer from March 2000 to January 2001, and was the Executive Vice President of Entegris from March 2000 through June 2000. Prior to that time, Mr. Dauwalter had been a director of Fluoroware since 1982 and also served as Executive Vice President and Chief Operating Officer of Fluoroware since September 1996. Mr. Dauwalter serves on the Board of Directors of the Community Bank of Chaska.	53	2006

Name and Principal Occupation	Age	Term Expires
Stan Geyer has been Chairman of the Board of Directors of Entegris since January 2001. Prior to that time, Mr. Geyer had been Chief Executive Officer and a member of the Board of Directors of Entegris since June 1999. Mr. Geyer also served as President of Entegris from June 1999 to June 2000. Prior to June 1999, Mr. Geyer had been the President and Chief Executive Officer of Fluoroware since September 1996 and a member of its Board of Directors since 1982. Mr. Geyer previously served as Vice President of Marketing and Executive Vice President of Fluoroware. Mr. Geyer serves on the advisory Board of two non-profit organizations.	56	2006

Gary F. Klingl has been a director of Entegris since September 2000. Since 1994, Mr. Klingl has served as a management consultant. Prior to 1994, Mr. Klingl served as President of Green Giant Worldwide, a division of The Pillsbury Company and various other management positions at Pillsbury. (2) (3)	65	2005

Roger D. McDaniel has been a director of Entegris since August 1999. Prior to that time, Mr. McDaniel was a director of Fluoroware since August 1997. Mr. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., a manufacturer of chemical-mechanical planarization (CMP) equipment for the semiconductor industry, from 1997 to 1999. From 1989 to August 1996, Mr. McDaniel was the Chief Executive Officer of MEMC, a silicon wafer producer, and was also a director of MEMC from April 1989 to March 1997. Mr. McDaniel is a director of Veeco Instruments, Inc. He is also a past director and Chairman of the Semiconductor Equipment and Materials International (SEMI) organization. (1) (2)	65	2005

Paul L.H. Olson has been a director of Entegris since March 2003. Mr. Olson has served as Executive Vice President of Bethel College & Seminary since 2000. Prior to 2000, Mr. Olson was a founding executive of Sterling Commerce, Inc., an electronic commerce software concern. Prior to his role with Sterling Commerce, he held executive positions with various entities. Mr. Olson is a member of the Board of Directors of several private companies and non-profit organizations. (1)(3)	54	2005

Brian F. Sullivan has been a director of Entegris since December 2003. Mr. Sullivan has served as Chief Executive Officer of SterilMed, Inc. since 2002. From 1999 to 2002, Mr. Sullivan was co-chairman of an on-line grocery delivery company, SimonDelivers.com. Mr. Sullivan co-founded Recovery Engineering, Inc. in 1986, and was Chairman and Chief Executive Officer until it was sold in 1999. Mr. Sullivan is a member of the Board of Directors of Sontra Medical Corporation, as well as several private companies and non-profit organizations. (2)	43	2005

Donald M. Sullivan has been a director of Entegris since December 2003. Mr. Sullivan served as Chief Executive Officer of MTS Systems Corporation from 1988 to 1998 and as Chairman from 1994 to 1999. Prior positions at MTS starting in 1976 included President and Chief Operating Officer. Mr. Sullivan has previously served on the Board of Directors of public and private companies, and non-profit organizations. (1) (3)	69	2005

(1)	Member of the Audit Committee
(2)	Member of the Compensation and Stock Option Committee
(3)	Member of the Nominating and Governance Committee

None of the above nominees or directors is related to any other director or to any executive officer of the Company. Except as indicated above, each of the directors has maintained his or her current principal occupation for at least the last five years. The Board of Directors has adopted a standard for evaluating the independence of the members of the Board of Directors that complies with the requirements of the listing standards of the NASDAQ Exchange, and the non-employee director requirements under Rule 16b-3 of the Securities Exchange Act of 1934. The Board has evaluated all relationships between each director and the Company, and has determined that Messrs. Klingl, McDaniel, Olson, B. Sullivan and D. Sullivan are independent according to such guidelines.

The Company has adopted a Code of Ethics and Conduct applicable to all employees, including its Chief Executive Officer, its Chief Financial Officer and all other senior executives. A copy of the Entegris, Inc. Code of Ethics and Conduct is available on the Company’s Web site at www.entegris.com.

The Board of Directors held six meetings during the last fiscal year. The Board’s independent members regularly meet in executive session without participation by the Company’s Chief Executive Officer, or other Board members currently serving as members of management.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee composed of Messrs. McDaniel, Olson and D. Sullivan, all of whom are independent directors. The Company has determined that Mr. McDaniel, the Committee’s Chair, qualifies as an “audit committee financial expert”. The Audit Committee recommends to the Board of Directors the appointment of independent registered public accounting firm, reviews and approves the scope of the annual audit and other non-audit services performed by the independent registered public accounting firm, reviews the findings and recommendations of the independent registered public accounting firm and periodically reviews and approves major accounting policies and significant internal accounting control procedures. The Audit Committee met eleven times during fiscal 2004.

The Board of Directors also maintains a Compensation and Stock Option Committee comprised of Messrs. Klingl, McDaniel and B. Sullivan, all of whom are independent directors. The Compensation and Stock Option Committee approves and advises the Board of Directors on all forms of compensation and benefits, including the Company’s officers, administers Entegris’ stock option plans, and reviews major personnel matters. The Compensation and Stock Option Committee met six times during fiscal 2004.

The Board of Directors also maintains a Nominating and Governance Committee comprised of Messrs. Klingl, Olson and D. Sullivan, all of whom are independent directors. The Nominating and Governance Committee is responsible for the evaluation and recommendation of individuals for election or reelection to the Board, including those recommendations submitted by shareholders, the review of Board’s Committees’ charters and membership and Board membership guidelines. The Nominating and Governance Committee met four times during fiscal 2004.

Each director attended more than 75% of the meetings of the Board and committees of which they were members during fiscal 2004, except Mr. Brian Sullivan who attended two-thirds of the meetings of the Board and committees of which he was a member during fiscal 2004.

Director Compensation

Beginning January 2004, each non-employee director of Entegris received an annual retainer of $20,000, paid monthly, for their service to the Board. Such directors were also paid $500 for each regularly scheduled Board meeting and for each official Committee meeting attended where they are members. Committee Chairs received an additional $500 for each official Committee meeting attended. In addition, the Chairs of the Audit Committee and Compensation and Stock Option Committee received annual retainers, also paid monthly, of $5,000 and $3,000, respectively. Audit committee members, other than the Chair, received an annual retainer, paid monthly, of $2,000. Prior to January 2004, the annual retainer paid to non-employee directors was $12,000, and no retainers were paid in connection with Committee assignments. Starting in October 2004, meeting fees were revised. Non-employee directors are paid $2,000 for each regularly scheduled Board meeting and are paid $1,000 for each official Committee meeting attended, with Committee Chairs receiving an additional $1,000 for each official Committee meeting attended.

Entegris also maintains the Outside Directors’ Stock Option Plan which provides that all non-employee directors receive an option to purchase 15,000 shares of common stock when they are first elected or appointed to the Board, and subsequent annual options to purchase 9,000 shares. As of August 28, 2004, there were outstanding options to purchase an aggregate of 264,000 shares at a weighted average exercise price of $9.60 per share.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation and Stock Option Committee are considered independent under applicable SEC and NASDAQ rules. No interlocking relationships exist between the Board of Directors or the Compensation and Stock Option Committee and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

NAMED EXECUTIVE OFFICERS

Executive officers are elected annually by the Board of Directors and serve for a one-year period. There are no family relationships between the executive officers or directors of the Company. The following persons are the executive officers of Entegris, Inc.:

Name	Age	Position
James E. Dauwalter	53	President and Chief Executive Officer
Stan Geyer	56	Chairman of the Board
Gregory B. Graves	44	Chief Business Development Officer
John D. Villas	46	Chief Financial Officer
Michael W. Wright	57	Chief Operating Officer

Except as noted herein, each of the named executive officers has been an employee of the Company for more than the last five years, generally in senior management positions. James E. Dauwalter and Stan Geyer also serve as directors of the Company. Their biographies can be found on page 9 of this proxy statement.

Mr. Graves joined Entegris as Chief Business Development Officer in September 2002. Prior to joining Entegris, Mr. Graves held positions in investment banking and corporate development, including at U.S. Bancorp Piper Jaffray from June 1998 to August 2002 and at Dain Rauscher from October 1996 to May 1998.

Mr. Villas has been Chief Financial Officer of Entegris since March 2000. Prior to that time, Mr. Villas had been Chief Financial Officer of Fluroware since November 1997 and Vice President Finance since April 1994. Mr. Villas joined Fluoroware in 1984 as controller and then served as corporate controller between 1991 and 1994.

Mr. Wright has been Chief Operating Officer of Entegris since June 2002. Prior to that time, Mr. Wright held various management positions since joining the Company in 1998. Previously, Mr. Wright held several management positions at other companies in the semiconductor, equipment and materials industry.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth the number of the Company’s common shares beneficially owned by each director and the executive officers of the Company included in the Summary Compensation Table set forth under the caption “Executive Compensation” and by all directors and executive officers of the Company as a group, on November 23, 2004. Unless otherwise indicated, all shares represent sole voting and investment power.

	Amount and Nature of Beneficial Ownership
Name	Number of Shares Held (1)	Options Exercisable w/in 60 days	Total number of shares beneficially owned	Percent of Outstanding Shares
James A. Bernards (2)	47,310	36,000	83,310	*
James E. Dauwalter (3)	3,536,914	836,130	4,373,044	5.7%
Stan Geyer (4)	1,479,395	809,618	2,289,013	3.0%
Gregory B. Graves (5)	20,365	64,000	84,365	*
Gary F. Klingl	—	51,000	51,000	*
Roger D. McDaniel	4,632	66,000	70,632	*
Paul L.H. Olson	—	15,000	15,000	*
Brian F. Sullivan	—	15,000	15,000	*
Donald M. Sullivan	1,000	15,000	16,000	*
John D. Villas (6)	316,042	227,800	543,842	*
Michael W. Wright (7)	46,127	352,099	398,226	*
All directors and executive officers as a group (11 persons)(8)	5,451,785	2,487,647	7,939,432	10.1%

*	Represents beneficial ownership of less than one percent of the common shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 73,753,490 common shares outstanding as of November 23, 2004.
(2)	Excludes 13,865,608 shares owned by WCB Holdings LLC (WCB). Mr. Bernards is a manager of WCB. The estate of Wayne C. Bongard holds approximately 48% of the voting interests of WCB and the remainder of the voting interests are held by various trusts for children and grandchildren of Wayne C. Bongard. Mr. Bernards controls the estate of Wayne C. Bongard as personal representative, and serves as trustee for one or more of the trusts. Mr. Bernards disclaims beneficial ownership of the Entegris shares held by WCB.
(3)	Includes 355,002 shares held directly, of which 33,855 were issued pursuant to a restricted stock grant and are subject to forfeiture if certain obligations such as continued employment are not met; 111,633 held by family members; 251,861 shares allocated to Mr. Dauwalter’s individual account under the ESOP; 2,818,418 shares held in family trust, foundations and other entities; and an aggregate of 836,130 shares subject to stock options exercisable within 60 days.
(4)	Includes 306,856 shares held directly, of which 26,042 were issued pursuant to a restricted stock grant and are subject to forfeiture if certain obligations such as continued employment are not met; 144,788 shares held by family member; 262,397 shares allocated to Mr. Geyer’s account under the ESOP; and 765,354 shares held in family trusts, foundations and other entities.
(5)	Includes 20,365 shares issued pursuant to a restricted stock grant and are subject to forfeiture if certain restrictions such as continued employment are not met.
(6)	Includes 197,438 shares held directly, of which 20,365 shares were issued pursuant to a restricted stock grant which are subject to forfeiture if certain restrictions such as continued employment are not met; and 118,604 shares allocated to Mr. Villas’ account under the ESOP.
(7)	Includes 46,127 shares held directly of which 34,375 shares were issued pursuant to a restricted stock grant and are subject to forfeiture if certain restrictions such as continued employment are not met.
(8)	Includes an aggregate of 978,730 shares held directly, of which 135,002 were issued pursuant to a restricted stock grant and are subject to forfeiture if certain obligations such as continued employment are not met; 256,421 shares held by family members; 632,862 shares allocated to all officers’ and directors’ accounts under the ESOP shares; and 3,583,772 shares held in family trusts, foundations and other entities. Excludes 13,865,608 shares owned by WCB Holdings LLC, of which Mr. Bernards disclaims beneficial ownership.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview and Philosophy

The Board of Directors’ Compensation and Stock Option Committee (the Committee) includes Messrs. Klingl, McDaniel and B. Sullivan. The Committee approves and advises the Board on all forms of compensation and benefits, including those Named Executives listed in the Summary Compensation Table below, administers Entegris’ stock option plans, and reviews significant personnel matters.

The Company’s executive compensation program strives to be competitive with the compensation provided by comparable companies in the microelectronics and semiconductor industries. The Committee reviews compensation survey data developed and published by several independent sources. In addition, the Committee may also periodically consider the recommendations of an outside compensation consultant.

The Committee annually conducts a review of its executive compensation program. The purpose of the review is to ensure that the Company’s executive compensation program is meeting the objectives listed below. The Committee may also periodically engage independent compensation consultants to assist them in this process.

The Committee emphasizes long-term business development and creation of shareholder value. Therefore, a significant portion of total compensation is performance-based. The objectives of the executive compensation policies are to:

•	attract, retain, motivate and reward high caliber executives;

•	foster teamwork and support the achievement of the Company’s financial and strategic goals through performance based financial incentives;

•	promote the achievement of strategic objectives which lead to long-term growth in shareholder value;

•	encourage strong financial performance by establishing aggressive goals for target performance and leveraging incentive programs through stock-based compensation; and

•	align the interests of executive officers with those of the Company and its shareholders by making incentive compensation dependent upon company performance.

Executive compensation at the Company has three components: base salary, incentive bonus and stock options.

Base Salary

The Committee annually reviews and approves the base salaries of executive officers, taking into consideration individual performance, retention, and the responsibilities and performance of the individual executive officer. Base salaries are normally reviewed on an annual basis. The base salary of executive officers, including the Chief Executive Officer, is targeted to be near the competitive median within the microelectronics and semiconductor industry peer groups to which the Company compares itself for compensation purposes.

Bonus Programs

Entegris maintains an executive management incentive program providing annual bonus opportunities for certain qualified employees, including executive officers, under which such employees may be awarded cash bonuses based upon the achievement of individual performance criteria established in advance and upon the Company’s financial performance. Under this program, an incentive pool is established based upon attainment of certain financial criteria for the then ending fiscal year, including sales and operating profit targets. For fiscal 2004, executive officers were eligible to receive a bonus payment targeting 100% of their base salary, up to 75% of which is based on the incentive pool, and up to 25% of which is based upon the accomplishment of their individual performance goals, which may include financial and non-financial objectives. Other employees who qualify for this bonus program are eligible to receive lesser percentages of their base salary based upon the same financial and individual factors. Additionally, for domestic employees who do not qualify for this bonus program, the Company maintains a quarterly incentive plan. The quarterly incentive plan provides bonuses based upon base salary, depending upon the Company’s corporate worldwide operating income results.

The Company’s bonus programs are administered at the discretion of the Committee. Bonuses paid under the executive management incentive program are included in the Summary Compensation Table below. The Committee also has the authority to grant discretionary bonuses to executive officers and other employees to reward extraordinary efforts or outstanding contributions relating to important Company projects. No discretionary bonuses were paid to executive officers in fiscal 2004.

Stock Option Plan

Executives are also eligible to receive grants under the Company’s stock option plan, which is administered by the Committee. Stock options are the principal vehicle used by the Company for the payment of long-term compensation. As noted, the Company awards stock options to align the interests of its executive officers and key personnel with those of its shareholders and to increase the long-term value of the Company.

Through August 28, 2004, all stock options and restricted stock granted to executive officers have been at fair market value. Accordingly, an executive receiving an option generally is rewarded only if the market price of the Company’s common stock appreciates. Generally, such options vest over periods from two to four years. Since long-term options generally vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Committee, but are not necessarily determinative of future grants. In addition, grants have included a broad base of participants that includes employees below the executive level.

Chief Executive Officer Compensation

The Compensation Committee determines the compensation package of its Chief Executive Officer in accordance with the objectives and methodology described above. During the past year, Mr. James E. Dauwalter served in the position of Chief Executive Officer.

Mr. Dauwalter assumed the position of Chief Executive Officer of Entegris in January 2001. His salary was increased to $420,000 in January 2004, a 5% increase. This base salary places Mr. Dauwalter somewhat below the average base pay level for chief executive officers of similar companies based on the Committee’s assessment of independent compensation survey data. In determining Mr. Dauwalter’s base salary, the Compensation Committee considers compensation levels of peer group chief executive officers, individual performance and the Company’s recent financial performance.

Each year, Mr. Dauwalter’s bonus plan is established by the Compensation Committee and reflects its determination of what is an appropriate incentive by making a substantial portion of his compensation contingent upon the Company’s success and the achievement of specific goals. Several factors are considered, including the Company’s financial goals and related non-financial objectives. In fiscal year 2004, Mr. Dauwalter was eligible to receive bonus payment targeting 100 percent of his base salary if predetermined financial goals and other objectives were met. Mr. Dauwalter met certain non-financial objectives and financial performance targets established at the beginning of the fiscal year for determination of his annual incentive bonus award. Accordingly, the Committee awarded Mr. Dauwalter a bonus of $386,925 under the annual incentive plan, as reflected in the accompanying “Summary Compensation Table.”

As with other members of management, Mr. Dauwalter is periodically granted stock options. As shown in the accompanying table entitled “Option Grants in Fiscal 2004”, no stock option grants were made to Messrs. Dauwalter and Geyer, the Chairman of the Company’s Board of Directors. Instead, the Compensation and Stock Option Committee honored their requests to use options to purchase 115,000 shares that would otherwise have been granted to them pursuant to the 1999 Long-Term Incentive and Stock Option Plan to make discretionary stock option grants to certain employees who have made outstanding contributions to the Company and are considered essential to the Company’s attainment of its financial and strategic goals and initiatives.

162(m) Policy

The Company does not currently have a policy with respect to the limit under Internal Revenue Code Section 162(m) on the deductibility of the qualifying compensation paid to its executives as it is likely that under current tax laws all such compensation will be deductible by the Company.

Gary F. Klingl, Chairman
Roger D. McDaniel
Brian F. Sullivan

Compensation and Stock Option
Committee of the Board of Directors

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information concerning the compensation earned by Entegris’ Chief Executive and the four other most highly compensated executive officers of Entegris for each of the last three fiscal years whom we refer to as the Named Executive Officers.

Name and Position	Fiscal Year	Annual Compensation		Long-term Incentive Compensation	Other Annual Compensation (2)	All Other Compensation (3)
		Salary	Bonus	Restricted Stock (1)
James E. Dauwalter Chief Executive Officer and President	2004 2003 2002	$412,308 377,500 328,558	$386,925 120,250 42,712	$219,375	$42,037	$8,200 8,607 7,411

Stan Geyer Chairman of the Board	2004 2003 2002	341,700 339,381 328,558	318,208 132,623 42,712	168,750	49,403	8,200 8,607 7,411

Gregory B. Graves (4) Chief Business Development Officer	2004 2003	210,923 203,923	196,522 87,164	126,563		10,170

John D. Villas Chief Financial Officer	2004 2003 2002	213,712 198,248 178,500	197,241 71,234 36,742	126,563		8,313 8,650 8,610

Michael W. Wright Chief Operating Officer	2004 2003 2002	287,404 280,394 230,288	256,650 97,545 188,707	168,750		7,574 8,265 8,762

(1)	Represents grants of restricted stock awards of to Messrs. Dauwalter, Geyer, Graves, Villas and Wright, under which the executives have the right to receive, subject to vesting, 16,250, 12,500, 9,375, 9,375 and 12,500 shares of common stock, respectively. The stock awards vest over four years at 25% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, October 15, 2003, which was $13.50.
(2)	Includes $8,694 for personal use of a Company auto and $40,709 for tax preparation and financial planning services paid by the Company for Mr. Geyer, and $6,098 for personal use of a Company auto and $35,939 for tax preparation and financial planning services paid by the Company for Mr. Dauwalter.
(3)	Represents payments made to defined contribution plans.
(4)	Mr. Graves joined Entegris in September 2002.

STOCK OPTIONS

The following tables summarize option grants and exercises during fiscal 2004 to or by the executive officers named in the Summary Compensation Table, and the value of options held by these officers at the end of fiscal 2004. No stock appreciation rights (SARs) have been granted to, or were held by, any of the named executive officers as of August 28, 2004.

No stock option grants were made to Messrs. Dauwalter and Geyer in fiscal 2004. Instead, the Compensation and Stock Option Committee honored their requests to use options to purchase 115,000 shares that would otherwise have been granted to them pursuant to the 1999 Long-Term Incentive and Stock Option Plan to make discretionary stock option grants to certain employees who have made outstanding contributions to the Company and are considered essential to the Company’s attainment of its financial and strategic goals and initiatives.

Option Grants in Fiscal 2004

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted in Fiscal Year	Exercise Price ($/Share)	Expiration Price	Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
James E. Dauwalter	—	—	—	—	—	—
Stan Geyer	—	—	—	—	—	—
Gregory B. Graves	45,000	4.45%	13.50	10/15/13	$382,053	$968,199
John D. Villas	45,000	4.45%	13.50	10/15/13	382,053	968,199
Michael W. Wright	60,000	5.93%	13.50	10/15/13	509,405	1,290,931

(1)	Each of these options was granted on October 15, 2003 and has a maximum term of ten years. Each option vests in equal annual increments over the four years following the date of grant.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-end Option Values

	Number of Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at August 28, 2004		Value of Unexercised In-the-Money Options at August 28, 2004 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James E. Dauwalter	—	—	747,380	187,500	$2,684,179	$235,050
Stan Geyer	—	—	732,118	157,500	2,841,156	182,100
Gregory B. Graves	16,000	80,012	1,500	97,500	—	17,250
John D. Villas	60,330	605,782	137,800	145,000	93,475	134,975
Michael W. Wright	21,000	182,889	188,349	245,000	96,335	186,860

(1)	Based on the market price of the purchased shares on the exercise date less the option price paid for such shares.
(2)	The value of the options is determined by multiplying the difference between the exercise price of the option and the closing price of the Company’s common stock on the NASDAQ National Market on August 28, 2004 ($8.20 per share) by the number of shares underlying the options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

Each of the Named Executive Officers has executed written agreements (the Agreements) providing for their compensation in the event of a “Change of Control.” If a Change of Control of the Company occurs, and the Executives are terminated without cause or there is any material reduction in the Executives’ responsibilities, duties, terms of employment or change of location of employment of 50 miles or more without the Executives’ agreement, the Executives are entitled to: (i) their base salary and basic benefits for 12 months following termination, (ii) a lump-sum payment equal to their current annual bonus target; and (iii) all unvested stock options become immediately vested and exercisable. Change of Control is defined as: (A) any merger or asset sale other than one in which at least 51% of the outstanding voting securities of the surviving or acquiring company are owned in the aggregate by the shareholders of the Company immediately before the transaction; or (B) the issuance of securities or other acquisition of Company securities such that any person becomes the beneficial owner of 50% or more of the Company’s outstanding securities. The Agreements specify all of the Executives’ compensation and benefits resulting from actual or constructive termination in connection with a Change In Control. Executives shall not be entitled to any other compensation or benefits from the Company except to the extent provided under any written Company benefit plan, stock option agreement or indemnification agreement, or as may be required under applicable law.

If the benefits provided for in these Agreements or otherwise payable to the Executive Officers constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Code, then such Executive Officers’ severance benefits shall be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive Officers on an after-tax basis, of the greatest amount of severance benefits.

CERTAIN RELATED PARTY TRANSACTIONS

Sales to Affiliated Entity

As of August 28, 2004 Entegris currently held approximately 8% of Metron Technology N.V.’s outstanding shares. Pursuant to the terms of a distribution agreement which runs through August 31, 2005, Entegris and Metron have agreed that, with some exceptions, Metron would be the exclusive, independent distributor of Entegris’ fluid handling products in specific countries, primarily in Europe and Asia. Metron, as distributor, agreed to use its best efforts to sell the agreed upon products in the designated countries. Unless the contract is terminated under specific conditions, the contract can be terminated only upon written notification given more than twelve months prior to the expiration of the applicable term, including extensions. In fiscal 2004, products distributed by Metron accounted for $32.2 million, or approximately 9.3%, of the Company’s sales. Trade accounts receivable relating to these sales as of August 28, 2004 were $4.8 million.

PERFORMANCE GRAPH

Comparative Stock Performance

Comparison of Cumulative Total Return

July 11, 2000 to August 28, 2004

The line graph compares the cumulative total shareholder return on the common stock of the Company from July 11, 2000 through August 28, 2004 with cumulative total return of (1) The NASDAQ Composite Index and (2) a peer group of companies. The peer group companies are: ATMI, Inc., Advanced Energy Industries, Inc., Brooks Automation, Inc., DuPont Photomasks, Inc., Electro Scientific Industries, Inc., FSI International, Inc., Helix Technology Corporation, MKS Instruments, Inc., Metron Technology N.V., and Photronics, Inc.

	July 11, 2000	August 26, 2000	August 25, 2001	August 31, 2002	August 30, 2003	August 28, 2004
Entegris, Inc.	100.00	98.86	109.09	82.09	133.81	74.55
NASDAQ Composite	100.00	101.57	48.18	33.05	45.67	46.62
Peer Group	100.00	90.39	63.38	33.45	53.51	34.18

Assumes $100 invested at the close of trading on July 11, 2000 in Entegris, Inc. common stock, The NASDAQ Composite Index and the peer group index listed above. Assumes reinvestment of all dividends.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) is composed entirely of non-employee directors, all of whom are independent in accordance with current NASDAQ listing standards and the rules of the Securities and Exchange Commission. Each Committee member is able to understand fundamental financial statements, and at least one Committee member has past experience in accounting or related financial management experience.

The Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm as well as oversight of management’s conduct in the Company’s financial reporting process. The Committee also recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm. Management is responsible for the Company’s financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon.

For fiscal 2004, the Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm that firm’s independence. The Committee considered whether the independent registered public accounting firm’s provision of non-audit services to the Company during fiscal 2004 is compatible with the auditors’ independence and concluded that the independent registered public accounting firm is independent from Entegris and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2004 filed with the Securities and Exchange Commission.

Roger D. McDaniel, Chairman

Paul L. H. Olson

Donald M. Sullivan

Audit Committee of the Board of Directors

Item 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP (“KPMG”), independent registered public accounting firm, to audit the Company’s consolidated financial statements for fiscal year 2005. KPMG served as the Company’s independent registered public accounting firm for fiscal year 2004. At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2005. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they so desire.

Audit and Non-Audit Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended August 28, 2004 and fees billed for other services rendered by KPMG LLP during the period. The Audit Committee of the Board of Directors has determined that the independent registered public accounting firm’s provision of non-audit services in 2004 is compatible with and does not impair the independent registered public accounting firm’s independence.

Audit services	$378,000
Audit-related services	13,000
Tax services	75,000
Other services	—

Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, primarily employee benefit plan audits.

Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

Other services are those associated with services not captured in the other categories. The Company did not request such services from the independent registered public accounting firm in fiscal 2004.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2005. The Board of Directors unanimously recommends that shareholders vote “FOR” Item 2.

Item 3—APPROVAL OF AMENDMENT TO THE COMPANY’S 1999

LONG-TERM INCENTIVE AND STOCK OPTION PLAN

In August 1999, the Company adopted and approved the Entegris, Inc. 1999 Long-term Incentive and Stock Option Plan (the 1999 Plan), which authorizes and reserves up to 20,000,000 shares of the Company’s Common Stock to be eligible for issuance under the 1999 Plan.

The purpose of the 1999 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company. It is intended to encourage eligible persons to act as owners, which keeps their interests in alignment with our shareholders and are an important part of our employees’ compensation.

Prohibition of Repricing

In furtherance of the Company’s support and commitment to sound corporate governance practices, the Board of Directors has approved an amendment to the 1999 Plan, subject to shareholder approval, which will prohibit the repricing of stock options once awarded, except in the case of an adjustment related to stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 1999 Plan. A copy of that Amendment is attached hereto as Exhibit A.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this amendment to the 1999 Plan. The Board of Directors unanimously recommends that shareholders vote “FOR” Item 3.

Summary Description of the 1999 Long-Term Incentive and Stock Option Plan.

Purpose

The purpose of the 1999 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its subsidiaries and affiliates, by offering them an opportunity to participate in the Company’s future performance through grants of Options and Awards.

Types of Stock Options and Awards

Options granted under this 1999 Plan may be either: (a) incentive stock options (ISOs) within the meaning of Section 422 of the Revenue Code, or (b) nonqualified stock options (NSOs), as designated at the time of grant. The Shares that may be purchased upon exercise of Options granted under the 1999 Plan are shares of the Company’s Common Stock. Awards granted under this 1999 Plan include Performance Awards (denominated or payable in cash, Shares, other securities and other awards or other property) and Restricted Stock Awards, as designated at the time of grant.

Shares Subject to The Plan

The 1999 Plan currently allows reserves for issuance up to 20,000,000 shares of the Company’s common stock pursuant to the exercise of options granted or shares of restricted stock purchased under such plan. The number of shares is subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 1999 Plan.

Eligibility

ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Subsidiary of the Company. All other Options and Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any subsidiary or affiliate of the Company.

Administration

The Board has delegated the administration of the 1999 Plan to the Compensation and Stock Option Committee. The Committee’s authority includes construing and interpreting the 1999 Plan, prescribing, amending and rescinding rules and regulations relating to this 1999 Plan; selecting persons to receive options or awards; determining the number, form and terms of options and awards; and granting waivers of certain 1999 Plan, option or award conditions.

Terms and Conditions of Options

The Committee may grant options to eligible persons and shall determine whether such Options shall be ISOs within the meaning of the Revenue Code or NSOs, the number of Shares subject to such Options, the Exercise Price of such Options, the period during which such Options may be exercised, and all other terms and conditions of such Options, subject to certain conditions.

Payment For Shares Purchased Upon The Exercise of Options

Payment for shares upon the exercise of options may be made in cash, by check, or in any other manner approved for the Participant by the Committee and where permitted by Section 16(b) of the Exchange Act, or other applicable law including, but not limited to, cancellation of indebtedness, payment by a promissory note, waiver of compensation, the surrender of other Company shares, or a cashless exercise through the surrender of a portion of the option.

Withholding Taxes

Whenever Shares and/or other property are to be issued upon exercise of Options or Awards granted under the 1999 Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Options or Performance Awards are to be made in cash, such payment shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements.

Restricted Stock Awards

Awards of shares subject to forfeiture and transfer restrictions may be granted by the Committee. Any Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement in such form as the Committee shall from time to time approve, which agreement shall comply with and be subject to the terms and conditions set forth in the 1999 Plan and any additional terms and conditions established by the Committee that are consistent with the terms of the 1999 Plan.

Performance Awards

The Committee is further authorized to grant Performance Awards. Subject to the terms of the 1999 Plan and any applicable award agreement, a Performance Award granted under this Plan: (i) may be denominated or payable in cash, shares (including without limitation, restricted stock), other securities, other awards or other property; and (ii) shall confer on the Participant rights valued as determined by the Committee, in its discretion, and payable to, or exercisable by, the Participant, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee, in its discretion, shall establish. Subject to the terms of the 1999 Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, and the amount of any payment or transfer to be made by the Participant and by the Company under any Performance Award shall be determined by the Committee.

Item 4—APPROVAL OF AMENDMENT TO THE

COMPANY’S OUTSIDE DIRECTORS’ STOCK OPTION PLAN

The Entegris, Inc. Outside Directors’ Option Plan (the DSOP) provides for the automatic grant of Options to purchase shares of Entegris common stock to non-employee directors of Entegris. 1,000,000 shares of Common Stock are reserved for purchase thereunder. As of October 31, 2004, 573,894 shares remained available for future issuances under this plan. Under the DSOP, each outside Director is granted an Option to purchase 15,000 shares upon joining the Board and thereafter, is granted Options to purchase 9,000 shares on October 15 of each year, if such directors will continue to serve after the date of such grant and who have served continuously since the prior such grant. The exercise price of Options under the DSOP will at least equal the fair market value of our common shares on the date of grant. No Option granted under the DSOP may be exercised after the expiration of ten years from the date on which it was granted.

The Board has amended the Directors’ Plan, subject to shareholder approval, to allow the grant of restricted stock awards. The Board believes this change is warranted in order to meet the objectives noted below. The amendment, if approved by shareholders, would be effective immediately. Accordingly, if approved by the shareholders, the outside directors would be eligible to receive an Option grant to purchase 9,000 shares of Entegris stock, or in the alternative, a restricted stock award of up to 3,000 shares of Entegris stock, on October 15 of each year, beginning in 2005.

A copy of the Amendment is attached hereto as Exhibit B.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this Amendment to the Outside Directors’ Option Plan. The Board of Directors unanimously recommends that shareholders vote “FOR” Item 4.

Summary of the Company’s Outside Directors’ Option Plan (“DSOP”).

Purpose of the Plan

The purpose of the DSOP is to promote the interests of the Company and its shareholders by, among other things, attracting and retaining the best available candidates for the Board and to provide additional equity incentives to outside directors through their participation in the growth value of the stock of the Company and to promote the success of the Company’s business. To accomplish the foregoing objectives, the DSOP provides a means whereby outside directors will receive Options to purchase stock. However, as described above, the Company is proposing to amend the DSOP to allow the grant of restricted stock awards. Accordingly, if approved by the shareholders, the outside directors would be eligible to receive an Options or restricted stock awards.

Stock Subject to the Plan

The maximum number of shares of stock that may be issued pursuant to the Plan upon the exercise of Options is one million (1,000,000). As of October 31, 2004, 573,894 shares remained available for future issuances under this plan. The shares of stock covered by the portion of any option that expires or otherwise terminates unexercised under this Plan shall become available again for grant. The number of shares of stock covered by Options is subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the DSOP.

However, as described above, the Company is proposing to amend the DSOP to allow the grant of restricted stock awards. Accordingly, if approved by shareholders, the outside directors would be eligible to receive restricted stock awards in lieu of Options on October 15 of each year. Any shares of restricted stock covered by any portion of an award that is forfeited under this Plan shall become available again for grant.

Administration

The Company’s Board of Directors has appointed its Compensation and Stock Option Committee to serve as Administrator of the DSOP. The Administrator shall have the authority to grant Options upon the terms and conditions of the DSOP, and to determine all other matters relating to the DSOP. The Administrator may delegate ministerial duties to such employees of the Company as it deems proper. All questions of interpretation and application of the DSOP shall be determined by the Administrator, and such determinations shall be final and binding on all Persons.

Terms and Conditions of Options

Each outside Director shall be automatically granted an option to purchase 15,000 shares on the date on which such person first becomes a Director, whether through election by the shareholders of the Company or appointment by the Board of Directors. In addition, each October 15, an option for nine thousand (9,000) shares of Stock is granted to each outside Director; provided that such option is only granted to outside Directors who will continue to serve after the date of grant of such option and who have served continuously since the prior such grant. However, as described above, the Company is proposing to amend the DSOP to allow the grant of restricted stock awards of up to 3,000 shares. Accordingly, if approved by shareholders, the outside directors would be eligible to receive restricted stock awards in lieu of Options on October 15 of each year.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any shareholder wishing to have a proposal considered for submission at the 2006 Annual Meeting of Shareholders must submit the proposal in writing to the Secretary of the Company at the address indicated above in accordance with all applicable rules and regulations of the SEC no later than August 15, 2005.

GENERAL

The 2004 Annual Report to Shareholders for the fiscal year ended August 28, 2004 is being mailed with this Proxy Statement.

Management does not intend to present any matters at the meeting not referred to above and does not presently know of any matter that may be presented to the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon in accordance with their best judgment.

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram, via the Internet or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting materials to their principals and will reimburse them for their reasonable out-of-pocket expenses.

Shareholders who wish to obtain a copy of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, for the fiscal year ended August 28, 2004, may do so without charge by writing to the Secretary at Entegris, Inc., 3500 Lyman Boulevard, Chaska, Minnesota 55318.

By Order of the Board of Directors,

John D. Villas
Secretary

Dated: December 13, 2004

EXHIBIT A

AMENDMENT NUMBER TWO

1999 LONG-TERM INCENTIVE AND

STOCK OPTION PLAN

Section 6.7 of the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan shall be replaced in its entirety by the following:

6.7    Modification, Extension or Renewal.    The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution thereof, provided that any such action may not, without the written consent of the Participant, impair any of the Participant’s rights under any Option previously granted. Except for adjustments made pursuant to Section 3.2, an outstanding option granted under this Plan shall not be repriced. Accordingly, the Exercise Price for any outstanding Option may not be decreased after the date of grant, nor may any outstanding option granted under the Plan be surrendered to the Company as consideration for the grant of a new option with a lower Exercise Price, as the case may be, without shareholder approval of any such action.

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EXHIBIT B

AMENDMENT NUMBER THREE

TO THE ENTEGRIS, INC.

OUTSIDE DIRECTORS’ OPTION PLAN

Section 1(o) to Section 1(s) of the Entegris, Inc. Outside Directors’ Option Plan shall be replaced in their entirety by the following:

(o) “Restricted Stock Award” means an award of shares of the Company’s Stock subject to forfeiture and transfer restrictions as determined by the Administrator, evidenced by a signed written agreement between the Company and the Eligible Director setting forth the terms and conditions of the Restricted Stock Award.

(p) “Securities Act” means the Securities Act of 1933, as amended.

(q) “Stock” means the Common Stock, $.01 par value, of the Company.

(r) “Subscription Agreement” means a written agreement, in form satisfactory to the Company, duty executed by the Company and an Optionee who has an Option to purchase Stock.

(s) “Voting Shares” means the outstanding shares of the Company entitled to vote for the election of directors.

Section 2 of the Entegris, Inc. Outside Directors’ Option Plan shall be replaced in its entirety by the following:

Purposes of the Plan. The purposes of this Plan are to attract and retain the best available candidates for the Board, to provide additional equity incentives to Eligible Directors through their participation in the growth value of the Stock and to promote the success of the Company’s business. To accomplish the foregoing objectives, this Plan provides a means whereby Eligible Directors will receive Options to purchase Stock or Restricted Stock Awards.

Section 3 of the Entegris, Inc. Outside Directors’ Option Plan shall be replaced in its entirety by the following:

Stock Subject to the Plan. The maximum number of shares of Stock that may be issued pursuant to the Plan upon the exercise of Options or the grant of Restricted Stock Awards is five hundred thousand (500,000). The shares of Stock covered by the portion of any Option or Restricted Stock Award that expires or otherwise terminates unexercised under this Plan shall become available again for grant. The number of shares of Stock covered by Options or Restricted Stock Awards is subject to adjustment in accordance with Section 5(h).

Section 4 of the Entegris, Inc. Outside Directors’ Option Plan shall be replaced in its entirety by the following:

Administration. The Administrator shall have the authority to grant Options or Restricted Stock Awards upon the terms and conditions of this Plan, and to determine all other matters relating to this Plan. The Administrator may delegate ministerial duties to such employees of the Company as it deems proper. All questions of interpretation and application of this Plan shall be determined by the Administrator, and such determinations shall be final and binding on all Persons.

Section 5(a) of Entegris, Inc. Outside Directors’ Option Plan shall be replaced in its entirety by the following:

Terms and Conditions of Options and Restricted Stock Awards

Grant of Option and Restricted Stock Awards—Options and Restricted Stock Awards shall be granted pursuant to this Plan as follows:

B-1

1) Grant on Date of Adoption—On the date that this Plan is adopted by the Company’s Board of Directors, and subject to subsequent shareholder approval, an Option for fifteen thousand (15,000) shares of Stock shall be granted to each Eligible Director.

2) Grant to Directors Joining the Board – Each Outside Director shall be automatically granted an Option (an “Initial Grant”) to purchase 15,000 shares on the date on which such person first becomes a Director, whether through election by the shareholders of the Company or appointment by the Board of Directors.

3) Subsequent Grants – On October 15 of each year or the next trading day thereafter in the event that the market is closed on such date, beginning in 2005, at the election of the Administrator either an Option for nine thousand (9,000) shares of Stock, or a Restricted Stock Award of up to three thousand (3,000) shares, shall be granted to each Eligible Director; provided that such Option or Restricted Stock Award shall only be granted to Outside Directors who will continue to serve after the date of grant of such Option or Restricted Stock Award and who have served continuously since the prior grant of such Option or Restricted Stock Award.

Section 5(k) of Entegris, Inc. Outside Directors’ Option Plan shall be added as follows:

Restricted Stock Awards. At the time of a Restricted Stock Award, a certificate representing shares of the Company’s Stock awarded thereunder shall be registered in the name of the Eligible Director. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Eligible Director subject to the terms and conditions of this Plan and the award, and shall bear such a legend setting forth the restrictions imposed thereon as the Administrator, in its discretion, may determine. The Eligible Director shall have all rights of a shareholder with respect to the shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions: (i) the Eligible Director shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Restricted Stock Award Agreement with respect to such shares; (ii) none of the shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or, if later, until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Administrator, all of the shares shall be forfeited and all rights of the grantee to such shares shall terminate, without further obligation on the part of the Company, unless the Eligible Director serves continuously for the entire restricted period in relation to which such shares were granted and until other restrictive conditions relating to the Restricted Stock Award are met. Any Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the shares subject to Restricted Stock Awards shall be subject to the same restrictions, terms and conditions as such restricted shares.

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©2004 Entegris, Inc.     Printed in USA    9000-2071RRD-1204

ENTEGRIS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 18, 2005

3:30 p.m. (Central Standard Time)

Oak Ridge Conference Center

1 Oak Ridge Drive

Chaska, MN 55318

(952) 368-3100

From the Downtown Minneapolis area and Northwest Metro:

•	Take I-394 West (out of downtown Minneapolis) to I-494 South.
•	Take I-494 South, exit Highway 7 West.
•	Continue on Highway 7 West to Highway 41 South.
•	Turn left on Highway 41 South, travel 1.7 miles past the intersection of Hwy 41 and Hwy 5
•	Watch for the green directional sign that says “Oak Ridge Drive”
•	Turn right on Oak Ridge Drive.

From the Minneapolis/St. Paul International Airport and East Metro:

•	Take I-494 West to Hwy 5 West (Exit 11C)
•	Take Hwy 5 West 8 miles to Hwy 41 South.
•	Turn left on Hwy 41 South and proceed 1.7 miles. Watch for the green directional sign that says “Oak Ridge Drive”.
•	Turn right on Oak Ridge Drive.

From the Southern Metro:

•	Take I-35W North and Exit I-494 West.
•	Take I-494 West to Highway 5 West (Exit 11C)
•	Take Hwy 5 West 8 miles to Hwy 41 South.
•	Turn left on Hwy 41 South and proceed 1.7 miles. Watch for the green directional sign that says “Oak Ridge Drive”.
•	Turn right on Oak Ridge Drive.

From the West:

•	Take either Hwy 7 East or Hwy 5 East to Hwy 41 South.
•	Take a right on Hwy 41 South and proceed (past the intersection of Hwy 5) 1.7 miles. Watch for the green directional sign that says “Oak Ridge Drive”.
•	Turn right on Oak Ridge Drive.

Entegris, Inc. 3500 Lyman Boulevard Chaska, Minnesota 55318	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 18, 2005, which will commence at 3:30 p.m.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, and 4.

By signing the proxy, you revoke all prior proxies and appoint JAMES E. DAUWALTER and STAN GEYER, and each of them, acting in the absence of the other with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders and all adjournments. The aforementioned information does not apply to shares of the Entegris, Inc. Employee Stock Ownership Plan.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12 p.m. CT on January 17, 2005.
•	Please have your proxy card and the last four digits of the Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/entg/ — QUICK EASY  IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12 p.m. CT on January 17, 2005.
•	Please have your proxy card and the last four digits of the Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Entegris, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. To elect five members of the Board of Directors	01 Gary F. Klingl 02 Roger D. McDaniel	04 Brian F. Sullivan 05 Donald M. Sullivan	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
	03 Paul L.H. Olson		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò  Please fold here  ò

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 27, 2005.	☐ For	☐ Against	☐ Abstain

3.	To approve an amendment to the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan to prohibit the repricing of stock options once awarded.	☐ For	☐ Against	☐ Abstain

4.	To approve an amendment to the Entegris, Inc. Outside Directors’ Plan to allow the grant of restricted stock awards.	☐ For	☐ Against	☐ Abstain

5.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name or corporation and title of authorized officer signing the proxy.